Exhibit 4.33
ASSIGNMENT AND ASSUMPTION AGREEMENT
This ASSIGNMENT AND ASSUMPTION AGREEMENT dated as of September 3, 2008 (this “Agreement”), is made between Hoshin GigaMedia Center Inc., an ROC company (the“Assignor”) and Hoshin Multimedia Center Inc., an BVI company (the”
Assignee”).
RECITALS
A. The Assignor is a party to the Broadband Internet Service Agreement (the” Broadband Service Agreement”) as set forth in Exhibit A attached hereto, pursuant to which the Assignor has acquired exclusive rights and interests to provide broadband internet services through the cable TV system operated by the respective system operator.
B. The Assignor wishes to transfer, assign, and convey to the Assignee all of the Assignor’s rights, interests, duties and obligations with respect to the Broadband Service Agreement, and the Assignee wishes to accept and assume such transfer, assignment, and conveyance, subject to the terms and conditions set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1. Transfer and Assignment. Subject to the consideration set forth in Section 2, the Assignor hereby agrees to transfer, assign and convey to the Assignee all of the Assignor’s rights, interests, duties and obligations with respect to the Broadband Service Agreement, provided that such transfer, assignment and conveyance shall become effective upon receipt of the consent from the counterparty of the Broadband Service Agreement.
2. Consideration and Assumption. In consideration of the exclusive rights and interests transferred, assigned and conveyed by the Assignor pursuant to this Agreement, the Assignee hereby agrees to pay the Assignor a lump sum payment of US$200,000, and assumes and agrees to discharge, perform or otherwise satisfy, and assumes and agrees to be bound by, the duties and obligations as set forth in the Broadband Service Agreement. Except as expressly set forth in this Agreement, Assignee is not assuming and shall not be responsible for any other liabilities or obligations of Assignor of any nature whatsoever, including without limitation to the liabilities or obligations incurred under the Broadband Service Agreement, before the effective day of the transfer and assignment.
3. Further Agreement. Assignor hereby waives any rights, claims, liens, demands, causes of action, obligations, damages and liabilities, known or unknown, anticipated or unanticipated, contingent or non-contingent, Assignor has had in the past or may have against the counter party of the Broadband Service Contract and/or China Network System Co., Ltd. relating to such Broadband Service Contract.

4. Binding Agreement; Successors. This Agreement shall be binding on and shall inure to the benefit of and be enforceable by and against each party and its respective legal representatives, executors, administrators, successors, and permitted assigns. Each party shall require any successor or assignee expressly to assume and agree to perform this Agreement in the same manner and to the same extent that such party would be required to perform if no such succession or assignment had taken place; provided that no assignment shall relieve any party of its obligations hereunder.
5. Notice. Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

Hoshin GigaMedia Center Inc
If to the Assignor
Telecopy:
Attention:

Hoshin GigaMedia Center Inc
If to the Assignee

Telecopy:
Attention:
6. Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
7. Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter of this Agreement.
8. Amendment. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by the parties hereto.

9. Waiver. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or future exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of any party to such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.
10. Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with the internal laws of the Republic of China.
11. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.
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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

Hoshin GigaMedia Center Inc.

By:
Name:
Title:

Hoshin Multimedia Center Inc.

By:
Name:
Title:

The undersigned is the counterparty of the Broadband Internet Service Agreement entered into by and between the Assignor and the undersigned and hereby consents to the transfer, assignment, and conveyance all of the Assignor’s rights, interests, duties and obligations to the Assignee as described herein as of the date set forth herein.

By:
Name:
Title: Date:

Exhibit A
Broadband Service Agreement

Counterparty	Date of Execution	Term of the Contract
	July 12, 2001	9 years and renewable